EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Shutterfly, Inc. for the registration of 4,013,809 shares of its common stock and to the incorporation by reference therein of our report dated April 28, 2011, with respect to the financial statements of Tiny Prints, Inc. included in the Current Report on Form 8-K/A of Shutterfly, Inc. dated May 4, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Jose, California
May 3, 2011